UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TESLA, INC.

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The following is being presented to stockholders of Tesla, Inc. commencing on May 29, 2018.

Additional Information for 2018 Annual Meeting May 2018

Tesla Board: History of Engagement and Long-Term Focus Tesla’s mission to accelerate the world’s transition to sustainable energy requires a Board willing to commit to long-term goals Board has actively driven key decisions focused on achieving long-term growth and profitability, including decisions to: Manufacture and sell electric vehicles from the ground up rather than simply build powertrains for OEMs Establish Tesla-owned stores and service centers rather than use the franchised dealer system Create a global network of Superchargers to enable long-distance travel Build world’s largest battery factory to meet our needs and reduce battery costs Expand into energy generation (solar) and storage to create a vertically integrated sustainable energy company Compensate our CEO only if other shareholders realize tremendous value Board is directly and regularly engaged with senior management, and participates in robust shareholder outreach and feedback Board members have significant experience as top-level executives at public companies or as entrepreneurs who founded successful organizations

Valor’s Chief Executive Officer & Chairman of the Investment Committee Antonio Gracias CEO of Valor Management Corporation Lead Independent Director of Tesla Plans the agenda for Tesla board meetings Regularly interacts with Tesla senior management team Leads the seven other independent directors Regularly engages with shareholders and incorporates feedback Experienced operator who has run factories and managed complex supply chains; former CEO of auto parts company Long history of providing critical help to Tesla whenever operational challenges have arisen, including during the most challenging portion of the Model 3 production ramp at the end of 2017 With Antonio’s support and personal involvement, Valor’s senior operations team spent more than 100 days at Gigafactory 1 to help create numerous improvements that led to increased Model 3 production rates Valor spent months on this project, and did not request or receive any compensation for its services, instead only accepting $34,347 as reimbursement for out-of-pocket costs, for items such as travel, budget lodging near Gigafactory 1 and necessary equipment

CEO/Director of 21st Century Fox & Top Executive at Related Companies  James Murdoch CEO of Twenty-First Century Fox, Inc. Experienced chief executive who has scaled and run operations at large successful companies, including in global markets throughout Asia, Europe, and the Americas Board member at 21st Century Fox, Sky and News Corp. All entities used to be under the same company umbrella 21st Century Fox and Sky are still affiliated with one another Role as director of 21st Century Fox and Sky are tied to position as CEO of 21st Century Fox – part of his regular executive role in the company Because of the ongoing M&A activity at Fox, the 21st Century Fox and Sky boards likely will no longer exist within the next several months

Co-Founder of The Kitchen Kimbal musk CEO of The Kitchen, a company focused on sustainably produced food Successful entrepreneur and investor in technology and consumer-driven companies Zip2 Corporation The Kitchen Square Roots

THE RESULTS: RAPIDLY GROWING BUSINESS

Grew fleet from ~5,000 at the end of 2012 to over 320,000 vehicles today

Grew revenue from $413.3 million in 2012 to $11.8 billion in 2017

Grew annual vehicle production volumes from ~3,000 in 2012 to ~110,000 in the last 12 months

Model S is consistently the best selling large luxury sedan in the US

Model 3 now on the cusp of becoming the best selling premium sedan, electric or gas powered, in the US

MID SIZED PREMIUM SEDANS: US MARKET SHARE



40%
35%
30%
25%
20%
15%
10%
5%
0%
Nov 2017
Dec 2017
Jan 2018
Feb 2018
Mar 2018
Apr 2018
Tesla Model 3
BMW 3-Series
Audi A4
Mercedes C-Class
Lexus IS

The Results: Significant Shareholder Value Creation * Market Capitalizations based on information as of the end of each Year TSLA S&P 500